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                                                                     Exhibit 5.8



                           [KIM, SHIN & YU LETTERHEAD]


                                                                  March 21, 2005

To:  STATS ChipPAC Ltd.
     STATS ChipPAC, Inc.
     STATS ChipPAC Test Services, Inc.
     STATS Holdings Limited
     ChipPAC International Company Limited
     STATS ChipPAC (Barbados) Ltd.
     ChipPAC Luxembourg S.a.R.L.
     ChipPAC Liquidity Management Hungary
           Limited Liability Company
     STATS ChipPAC (BVI) Limited
     STATS ChipPAC Malaysia Sdn. Bhd.
     STATS ChipPAC Korea Ltd.
     c/o STATS ChipPAC Ltd.
     10 Ang Mo Kio Street 65
     #05-17/20 Techpoint
     Singapore 569059

Dear Ladies and Gentlemen:

We have acted as special counsel in the Republic of Korea ("Korea") to STATS ChipPAC Korea Ltd., a Korean company (yuhan hoesa) incorporated under the laws of Korea ("SCPK"), in connection with:

     (i) the Purchase Agreement regarding the 6.75% Senior Notes (the "Notes") due 2011 of STATS ChipPAC Ltd. (the "Issuer") among the Issuer, SCPK, the other guarantors named therein and initial purchasers named therein, dated as of November 5, 2004 (the "Purchase Agreement");

     (ii) the Subsidiary Guarantee Agreement related to the Purchase Agreement among the Issuer, SCPK, the other guarantors named therein and the Trustee dated as of November 18, 2004, including the notation of Guarantee with respect thereto (the "Exchange Note Subsidiary Guarantee")

     (iii) the Indenture among the Issuer and the Trustee dated November 18, 2004 (the "Indenture"); and


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     (iv) the Registration Rights Agreement among the Issuer, SCPK, the other guarantors named therein and initial purchasers named therein, dated as of November 18, 2004 (the foregoing (i), (ii), (iii) and (iv) collectively, the "Transaction Documents").

All capitalized terms used herein and not otherwise defined herein shall have the meanings defined in the Purchase Agreement, including those terms incorporated by reference therein to another document.

For the purposes of rendering the following opinions, we have examined the following documents:
     (a) the filing and approval by the Bank of Korea of the guarantee related to the Subsidiary Guarantees dated as of November 18, 2004;
     (b)  the Articles of Incorporation of SCPK;
     (c)  a certified copy of commercial registry extract pertaining to SCPK;
     (d) Minutes of the meeting of the Board of Directors of SCPK held on November 18, 2004 at which resolutions were adopted with respect to the transactions contemplated by the Transaction Documents to which it is a party;
     (e)  the Transaction Documents; and
     (f) the final offering memorandum of the Issuer with respect to the Notes dated November 5, 2004 (the "Offering Memorandum").

The documents listed in (a) through (f) above are referred to herein collectively as the "Relevant Documents". In addition, we have examined such other documents as we have deemed relevant or necessary for giving this opinion.

In examining the documents described herein, we have assumed the genuineness of all signatures, stamps and seals, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as forms of originals or photostat copies and the accuracy and completeness of all factual representations made in certificates and other documents. As to any other matters of fact, we have relied on certificates and statements of officers and other representatives of SCPK.

For the purpose of this opinion, we have assumed that each party to the Transaction Documents as defined above (other than SCPK) has all requisite power and authority, and has taken all necessary actions to authorize it to enter into the Transaction Documents to which it is a party and to deliver and effect the transactions provided for therein, that each of the Transaction
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Documents constitutes legal, valid and binding obligations of each of the parties thereto (other than SCPK) enforceable in accordance with their respective applicable law of any jurisdiction (other than the laws of Korea) and that the execution of the Transaction Documents and the consummation of the transactions provided for therein do not contravene any applicable law of any jurisdiction (other than the laws of Korea).

Based on the foregoing and subject to the qualifications set forth below and with regard to such legal considerations as we have deemed relevant, it is our opinion that:

1. SCPK has been duly incorporated or organized and is validly existing as a company or entity, and is in good standing, under the laws of Korea.

2. SCPK has the corporate power and capacity to execute, deliver and perform its obligations under the Subsidiary Guarantee Agreement and Exchange Note Subsidiary Guarantee.

3. The Exchange Note Subsidiary Guarantee to be endorsed on the Exchange Notes have been duly authorized, executed and delivered by each of SCPK in accordance with the terms of the Indenture and the Subsidiary Guarantee Agreement, and if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Note Subsidiary Guarantee will be the legal, valid and binding obligations of SCPK which issued such Exchange Note Subsidiary Guarantee, enforceable against SCPK in accordance with its terms and entitled to the benefits of the Indenture and the Subsidiary Guarantee Agreement.

4. The Subsidiary Guarantee Agreement has been duly executed, authorized and delivered and constitutes the valid and legally binding obligations of SCPK.

Our opinion is subject to the following qualifications and assumptions:

(a) Nothing herein should be taken as indicating that the remedies of specific performance or injunction (being in some instances discretionary remedies of the court) would necessarily be available with respect to any particular provision of the Transaction Documents in any particular instance.

(b) This opinion is given with respect to the laws of Korea and we neither pass upon nor express any opinion with respect to those matters governed by or construed in
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     accordance with the laws of any jurisdiction other than Korea.

(d) The enforceability of the Transaction Documents is subject to the effect of bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally.

(e) The enforceability of provisions of the Transaction Documents may also be affected or limited by the general principle of good morals and social order and the general principle of good faith and fairness provided for in the Civil Code of Korea.

(f) The enforceability of provisions of the Transaction Documents releasing or exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction may be limited or affected where the action or inaction involves unlawful conduct, willful misconduct or gross negligence.

(g) Korean courts may exercise judicial discretion in determining such matters as conclusiveness of certificates, extent of damages and entitlement to attorneys' fees and other costs.

(h) Under the Foreign Exchange Transaction Law of Korea, the Minister of Finance and Economy has the authority to take certain measures, such as imposing a temporary suspension of payment, if he deems it necessary due to circumstances such as the occurrence of natural calamity, war, armed conflict, grave and sudden changes in domestic and foreign economic conditions, and may take certain measures, such as imposing the obligation to obtain prior approval for payment, if he deems it necessary due to the existence or likelihood of serious difficulties with international payments and international finance or serious obstacles to currency, exchange rate and other macroeconomic policies. Such measures should not exceed six months absent exceptional circumstance and should be cancelled without delay when the grounds for such measures cease to exist. To date, the Minister of Finance and Economy has not exercised this authority and no special measures suspending or restricting payments are in force pursuant to this authority.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter.
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The foregoing opinion may not be relied upon except by the addressees and their successors and permitted assigns and participants without our prior written approval. In addition, we consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Kim, Shin & Yu
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                                             Kim, Shin & Yu
PKT/TPP/JJH/CJS